UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	April 29, 2010
(April 23, 2010)

Commission	Name of Registrants, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

001-32462	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

001-06986	Public Service Company of New Mexico	85-0019030
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

______________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.  Entry into a Material Definitive Agreement.

On April 23, 2010, Arizona Public Service Company, the operating agent for the Palo Verde Nuclear Generating Station (“PVNGS”), acting on its own behalf and on behalf of the other participants in PVNGS (the “PVNGS Participants”), and the Cities of Phoenix, Mesa, Tempe, Scottsdale and Glendale, Arizona (the “Cities”) entered into a Municipal Effluent Purchase and Sale Agreement (the “Agreement”).  Public Service Company of New Mexico is one of the PVNGS Participants, with a 10.2 percent interest in PVNGS. The Agreement replaces an existing agreement signed in 1973 and provides the PVNGS Participants with effluent water rights from the Cities’ regional 91st Avenue Waste Water Treatment Plant for the next forty years necessary for cooling purposes at PVNGS.

The Agreement expires on December 31, 2050, which extends slightly past PVNGS’s license renewal term, the application for which is currently pending at the Nuclear Regulatory Commission.  The Agreement provides up to an annual allotment of 80,000 acre-feet (approximately 26 billion gallons) of treated effluent to PVNGS to meet the plant’s cooling needs.  The effluent will be purchased pursuant to a negotiated fee structure with an initial price of $58 per acre-foot, to be adjusted annually to approximately $300 per acre-foot in 2026.  Thereafter the price adjustments are tied to three water and power-related indices that are part of the Consumer Price Index, subject to a cap of 3% per year.  The Agreement also provides for four annual payments of $7.5 million to the Cities, beginning in 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
PUBLIC SERVICE COMPANY OF NEW MEXICO

(Registrants)

Date: April 29, 2010	/s/ Thomas G. Sategna
Thomas G. Sategna
Vice President and Corporate Controller
(Officer duly authorized to sign this report)